EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-96889, 333-48560, 333-41648 and 333-88817) pertaining to the 1996 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Directors’ Stock Option Plan and 2000 Non-Executive Stock Option Plan of Foundry Networks, Inc. of our report dated January 23, 2003, with respect to the consolidated financial statements, as amended, and schedule of Foundry Networks, Inc. included in this Form 10-K/A for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Palo Alto, California
June 2, 2003